12333 West Olympic Blvd.
Los Angeles, CA 90064

NEWSRELEASE

Teledyne Completes Acquisition of
Reynolds Industries, Incorporated

LOS ANGELES — July 2, 2004 — Teledyne Technologies Incorporated (NYSE:TDY) announced today that its subsidiary, Teledyne Investment, Inc., has completed the acquisition of Reynolds Industries, Incorporated for $41.5 million. Reynolds Industries is a leading supplier of specialized high voltage connectors and subassemblies for defense, aerospace and industrial applications, as well as unique pilot helmet mounted display components and subsystems. Reynolds Industries, Incorporated had sales of approximately $35 million for its fiscal year ended April 30, 2004. Following the acquisition, the business will operate as Teledyne Reynolds, Inc.

Teledyne funded the acquisition from borrowings under a new $280 million five-year credit facility dated June 15, 2004, that was arranged with a syndicate of banks. This facility replaced Teledyne’s prior $200 million credit facility that was set to expire in November 2004. Teledyne expects the acquisition of Reynolds Industries to be accretive to earnings in 2004.

Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to the company’s earnings and a completed acquisition. Actual results could differ materially from these forward-looking statements. Many factors, including the company’s ability to integrate the acquired product lines and achieve potential synergies, could change anticipated results.

Investor	Jason VanWees
Contact:	(310) 893-1642

Press	Robyn Choi
Contact:	(310) 893-1640